Exhibit 5.1

December 13, 2001

Siebel Systems, Inc.
2207 Bridgepointe Parkway
San Mateo, California 94404

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Siebel Systems, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 56,108 shares (the "Shares") of the Company's common stock, $0.001 par value, that may become issuable by the Company as a result of its assumption of options issued under the nQuire Software, Inc. 1997 Employee Stock Option and Compensation Plan (the "Plan").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America, the General Corporation Law of the State of Delaware and the laws of the State of California. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan and the Registration Statement, will be validly issued, fully paid and nonassessable (except as to any shares that may be issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Keith A. Flaum
Keith A. Flaum, Esq.